Exhibit 3.1

CERTIFICATE OF AMENDMENT

Business Corporations Act (CQLR, chapter S-31.1)

I attest that the legal person

ACASTI PHARMA INC.

has modified its articles pursuant to the Business Corporations Act (Québec) to integrate the changes outlined in the attached articles.

August 27, 2021

Filed in the register on August 26, 2021 under the

Québec Registration Number 1160589793.

(Signed)

Registraire des entreprises

Registraire des entreprises	REZ-909 (2017-04) Page 1 of 1

Articles of Amendment

Business Corporations Act (Québec)	Québec Enterprise Number: 1160589793

1 Information about the business

ACASTI PHARMA INC.

Version(s) of the name of the corporation in any other language other than French, if applicable

1	Amendment to Articles

2.1 Amendment to Name

2.2 Other Amendments

See Schedule Attached.

2.3. Date and Time of certificate, if applicable

Date: August 27, 2021 Time:

2	Correction of Articles

3	Signature

Last name and first name of the authorized officer or director:

Janelle D’Alvise

Electonic signature of:

Janelle D’Alvise

Reserved for the administration

Reference number of request: 020200085440883

Numeric designation:

SCHEDULE TO

ARTICLES OF AMENDMENT

OF

ACASTI PHARMA INC.

(the “Corporation”)

As of the date of the issuance of a Certificate of Amendment confirming the present Articles of Amendment, all of the issued and outstanding Class “A” Shares (the “Common Shares”) in the capital of the Corporation are consolidated (the “Consolidation”) on the bases of one (1) post-Consolidation Common Share for every 8 (eight) pre-Consolidation Common Shares (provided that each fractional Common Share that results from the Consolidation shall be rounded up to the nearest whole number).